EXHIBIT 11.1



                        SAVVIS COMMUNICATIONS CORPORATION
   CALCULATION OF BASIC AND DILUTED LOSS PER SHARE AND WEIGHTED AVERAGE SHARES
                             USED IN EPS CALCULATION
                                   (UNAUDITED)

For the Three-Months Ended                                              March 31, 2002
                                                                        --------------
Weighted average shares outstanding:
Common stock:
  Shares outstanding at beginning of period, net of 740,928
  shares subject to forfeiture .......................................     93,113,823

  Weighted average shares, net of treasury shares, issued or vested during the three months ended March 31, 2002
  (68,154 new shares issued)..........................................        272,725
                                                                        -------------
                                                                           93,386,548
                                                                        =============
Loss attributable to common shareholders .............................  $ (21,467,000)
                                                                        =============
Basic and diluted loss per share .....................................  $       (0.23)
                                                                        =============